Exhibit 10.36

REINSURANCE AGREEMENT

Effective: January 1, 2001

between

Westchester Fire Insurance Company

New York, New York

(the “Company”)

and

ACE Capital Re Overseas Ltd.
Hamilton, Bermuda
(the “Reinsurer”)

Preamble

Whereas, the Reinsurer will be assuming facultative reinsurance from the Company on lines of business for which the Company is duly licensed under Section 1113 and Section 4102(c) of the Insurance Laws of the State of New York; and

Whereas, by this Agreement, the Company wishes to cede to the Reinsurer and the Reinsurer is willing to assume reinsurance on a facultative basis on certain Policies to be underwritten by the Company, in an amount and limit to be determined on a policy-by-policy basis; and

Whereas, the Reinsurer and the Company intend to execute and deliver all of the Facultative Certificates in accordance with terms and conditions of this Agreement.

Now Therefore, in consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinafter set forth, the Company and Reinsurer agree as follows:

Article I - Intercompany Facultative Reinsurance

1.1  The Company hereby cedes as reinsurance to the Reinsurer and the Reinsurer hereby accepts as reinsurance from the Company the share of each Policy that is specified and agreed to by the parties in a Facultative Certificate (such reinsurance is referred to individually and collectively herein as “Intercompany Facultative Reinsurance”). The terms of each Intercompany Facultative Reinsurance (including, without limitation, the premium, retention and limits thereof) will be determined by the Company and the Reinsurer on a policy-by-policy basis and evidenced by a duly executed Facultative Certificate between the Reinsurer and the Company.  In all cases, Company and Reinsurer hereby acknowledge that a full-time employee or officer of Company will retain final decision making authority with respect to all reinsurance ceded hereunder.

1.2  On each Intercompany Facultative Reinsurance, the Reinsurer agrees to reimburse the Company for its share of the following:

1.2.1        All Loss payments made by the Company on the Policy ceded pursuant to such Intercompany Facultative Reinsurance; and

1.2.2        Allocated Loss Expense with respect to such Policy.

1.3  Subject to the terms, conditions and limitations of this Agreement, the Intercompany Facultative Reinsurance provided with respect to a Policy ceded hereunder shall be in effect concurrently with such Policy, unless otherwise provided in the Facultative Certificate relating to such Policy. To the extent of its interest, the Reinsurer shall follow the fortunes of the Company in all matters coming within the scope of this Agreement, which shall be liberally construed.

Article II - Commencement and Termination

2.1  This Agreement shall be effective as of the date hereof and shall remain in effect unless terminated in accordance with this Article.

2.2  Either party to this Agreement may elect to terminate its participation in this Agreement on thirty (30) days’ prior written notice to the other party.

2.3  Notwithstanding any other provision of this Agreement, any party may terminate this Agreement immediately upon written notice to the other party in the event that the other party (i) becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for the major part of its property; (ii) becomes the subject of bankruptcy, reorganization, rearrangements, insolvency or liquidation proceedings, or other proceedings for relief of creditors and such proceedings are not stayed or discharged within ninety (90) days after being commenced; (iii) is acquired by another entity, unless such acquiring entity is wholly owned, directly or indirectly, by ACE Limited; (iv) fails to obtain or maintain any licenses, permits or other qualifications that are required by law to fulfill its obligations under this Agreement and such failure remains uncured after fifteen (15) days; or (v) commits abandonment, fraud or willful misconduct in connection with the provision of services under this Agreement.

2.4  Termination of this Agreement shall not relieve either party of its obligations under this Agreement up to the effective date of termination.  Further, termination of this Agreement shall not relieve either party of its obligations with respect to Policies ceded hereunder prior to the effective date of termination of this Agreement.

2.5  Notwithstanding the foregoing, if any law or regulation of the Federal or State or Local Government of any jurisdiction in which the Company or Reinsurer is doing business should render the enforcement of this Agreement, in whole or in part, illegal within a given jurisdiction, the affected party may, upon written notice to the other party, suspend, abrogate, or amend this Agreement insofar as it applies to such jurisdiction, to the extent necessary to comply with such law or regulation.  Such cancellation, suspension, abrogation or amendment of this Agreement shall in no way affect any other portion thereof.

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Article III - Other Reinsurance

The Company is permitted, but not required, to purchase facultative and/or treaty reinsurance on business subject to this Agreement.

Article IV - Definitions

The following terms have the respective meanings set forth below, Other terms are defined elsewhere in this Agreement.

4.1  “Allocated Loss Expense” means expenses allocable to the investigation, defense, resistance to and/or settlement of claims and losses, including litigation expenses, interest on judgments and legal expenses incurred in connection with coverage questions and legal actions, including declaratory judgment actions, connected thereto, but excluding the normal office expenses and salary charges of regular employees or officials of the Company except in the case of claim adjusters or staff attorneys, and then only when the time spent and any expenses of the adjuster or staff attorney is definitely allocable to a specific claim.

4.2  “Company” means Westchester Fire Insurance Company, a New York domesticated insurance company.

4.3  “Effective Date” means the date this Agreement took effect as designated in the title on Page 1.

4.4  “Facultative Certificate” means the certificate to be executed and delivered by the Reinsurer and the Company to evidence each Intercompany Facultative Reinsurance, which certificate shall be substantially in the form of Exhibit “A” hereto.

4.5  “Loss” and “Losses” means the amount paid by the Company or for which the Company has become liable to pay for any claim, settlement, award, or judgment under a Policy ceded hereunder, after making deductions for all recoveries, salvages and subrogations actually collected, and inuring reinsurance, whether collected or not.

4.6  “Policy” and “Policies” mean any policies, contracts, binders of insurance or reinsurance issued or renewed by the Company.

4.7  “Reinsurer” means ACE Capital Re Overseas Ltd., a Bermuda insurance company.

4.8  “Required Amount” means the market value of assets the Reinsurer is required to maintain in the Trust Account to satisfy purposes (a) through (c) in Section 11.8.

Article V - Claims and Loss Adjustment Expenses

5.1  In the event of a Loss which in the Company’s opinion is likely to give rise to a claim under a Facultative Certificate, notice thereof shall be given to the Reinsurer.

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5.2  The Company will be the sole judge as to what constitutes a claim or loss covered under the Policies ceded hereunder and as to the Company’s liabilities thereunder. The Company shall, at its sole discretion, adjust, investigate, settle, compromise or defend all claims and losses. All loss settlements made by the Company shall be binding upon the Reinsurer, and amounts falling to the share of the Reinsurer shall he payable by it upon reasonable evidence of the amount paid or to be paid being given by the Company.

5.3  When requested by the Reinsurer, the Company shall permit the Reinsurer, at the expense of the Reinsurer, to be associated with the Company in the defense of any claim, loss, or legal proceeding which involves, or is likely to involve, the Reinsurer.

Article VI - Salvage and Subrogation

6.1  The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights. In the event the Company shall refuse or neglect to enforce its rights to salvage or subrogation, the Reinsurer is authorized and empowered to bring any appropriate action in the name of the Company or its policyholder or otherwise to enforce those rights, and the Company shall cooperate fully with the Reinsurer in its efforts to enforce those rights.

6.2  The Company and the Reinsurer shall share in the cost and expense of any unsuccessful salvage or subrogation efforts in the same proportion that the Company and the Reinsurer shared in the loss giving rise to those salvage or subrogation efforts.

6.3  The Reinsurer shall be credited with subrogation and salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.  With respect to all excess of loss Intercompany Facultative Reinsurance, subrogation and salvage shall be used to reimburse the Reinsurer for its portion of the loss before being used to reimburse the Company for its portion of the loss under its retention. With respect to all proportional Intercompany Facultative Reinsurance, subrogation and salvage shall be shared between die Company and the Reinsurer in accordance with their proportionate shares.

Article VII - Original Conditions

7.1  Except as otherwise provided in a Facultative Certificate, all Intercompany Facultative Reinsurance under this Agreement shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations, as the respective Policies of the Company.

7.2  Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Agreement.

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Article VIII - Reports and Remittances

Within thirty (30) days of the last day of each quarter, the Company shall provide the Reinsurer with such reports as are specified in the Facultative Certificates.

Losses payable under any Intercompany Facultative Reinsurance shall be paid within the time period specified in the applicable Facultative Certificate.

Article IX - Access to Books and Records

9.1  The Company and the Reinsurer and their respective duly authorized representatives shall, at all reasonable times, each be permitted access to all books and records of the other pertaining to the Intercompany Facultative Reinsurance which is issued pursuant to the provisions of this Agreement.

9.2  Reinsurer shall keep, in a manner and form approved by Company, accurate and complete books of account, records and files, in either written or electronic form, of all business conducted under and pursuant to this Agreement (the “Books and Records”).

9.3  Reinsurer and Company shall make all of the Books and Records available to the other for examination and inspection by duly authorized representatives of Company or Reinsurer, upon reasonable notice, at any time during ordinary business hours.

9.4  Company shall make all of the Books and Records available for examination and inspection by the Superintendent of Insurance of the State of New York or his duly authorized representatives, upon reasonable notice, at any time during ordinary business hours.

9.5  The Company and Reinsurer hereby acknowledge that nothing in this Agreement is intended to change, diminish or in any way modify its commitments which the Company made to the New York Insurance Department in connection with its acquisition by ACE Limited, as set forth in letters dated November 14, 1997, December 5, 1997 and December 23, 1997.

Article X - Regulatory Matters

10.1         No services shall be provided under this Agreement unless the entity or natural person who performs such services possesses all licenses, permits and other qualifications that are required by law to perform such services.

Article XI - Security

11.1         The Reinsurer may enter into a trust agreement with the Company (the “Trust Agreement”) and a Qualified United States Financial Institution (the “Trustee”) in a form acceptable to the Company and establish a trust account (the “Trust Account”) for the benefit of the Company with respect to the liabilities assumed by the Reinsurer hereunder. The Trust

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Agreement shall be in strict compliance with the terms of Regulation 114 promulgated pursuant to the New York Insurance Laws.

11.2         The Reinsurer agrees to deposit and maintain in said Trust Account assets to be held in trust by the Trustee for the benefit of the Company as security for the payment of the Reinsurer’s obligations to the Company under this Agreement, as specified in Section 11.8 of this Agreement. Such assets shall be maintained in the Trust Account by the Reinsurer as long as the Reinsurer continues to remain liable for any Policy ceded hereunder as provided in Section 2.4 of this Agreement.

11.3         The Reinsurer agrees that the assets so deposited shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States Bank and payable in United States legal tender), and investments of the types permitted by the New York Insurance Law or any combination of the previously mentioned.

11.4         The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments, endorsements in blank, and transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

11.5         The Reinsurer shall deposit into the Trust Account an amount sufficient to cover the Reinsurer’s obligations to the Company as set forth in Section 11.8 of this Agreement.

11.6         At the end of each quarter, the Company shall determine if the Trust Account is adequately funded with respect to the Company’s liabilities reinsured hereunder.  If the Company determines that the Trust Account is not adequately funded, i.e., the Trust Account contains less than the Required Amount, the Company shall send the Reinsurer a notice specifying the amount of the inadequacy and the Reinsurer shall deposit such amount in the Trust Account within thirty (30) days of receipt of such notice.

11.7         All settlements of account under the Trust Agreement between the Company and the Reinsurer shall be made in cash or its equivalent.

11.8         The Company and the Reinsurer agree that the assets in the Trust Account may be withdrawn by the Company at any time, notwithstanding any other provision in this Agreement, provided such assets are applied and utilized by the Company or any successor of the Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of the insolvency of the Company or the Reinsurer, only for the following purposes:

(a)           to reimburse the Company for the Reinsurer’s share of any Losses paid by the Company with respect to Policies reinsured hereunder, if not otherwise paid by the Reinsurer;

(b)           to fund an account with the Company in an amount at least equal to the deduction, for reinsurance retroceded, from the Company’s liabilities with respect to Policies

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reinsured hereunder.  Such account shall include, but not be limited to, amounts for policy reserves, claims and losses incurred (including losses incurred but not reported), and unearned premium reserves; and

(c)           to pay any other amount the Company claims are due under this Agreement.

11.9         The Reinsurer shall have the right to seek the Company’s approval to withdraw all or any part of the assets from the Trust Account and transfer such assets to the Reinsurer, provided that:

(a)           the Reinsurer shall, at the time of withdrawal, replace the withdrawn assets with other assets of a type permitted hereunder having a market value equal to the market value of the assets withdrawn, so as to maintain the Trust Account in the Required Amount, or

(b)           after such withdrawal and transfer, the market value of the Trust Account is no less than 102% of the Required Amount.

In the event that the Reinsurer seeks the Company’s approval hereunder, the Company shall not unreasonably or arbitrarily withhold its approval.

11.10       In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 11.8 (a) or (b) in excess of actual amounts required to meet the Reinsurer’s obligations to the Company, or in excess of amounts determined to be due under Section 11.8 (c), the Company will return such excess to the Reinsurer, plus interest at the prime (or base) rate or interest.  In the event of a dispute arising under this Article XI, the arbitration panel established pursuant to Article XIII of this Agreement shall have the right to award interest at a rate that is determined to be equitable, and may award attorney’s fees, arbitration costs and other expenses.

11.11       At the option of the Reinsurer, letters of credit meeting the requirements of New York Insurance Regulation 133 (“Letters of Credit” or, in the singular, “Letter of Credit”) may be substituted in whole or in part for the Trust Account. Any such Letter of Credit will be procured from a Qualified United States Financial Institution, and may be drawn down at any time by the Company, only for the purposes set forth in Section 11.8 (a), (b) or (c) of this Agreement, without diminution because of the insolvency of the Company or the Reinsurer. If the Company receives notification of nonrenewal of a Letter of Credit and if Reinsurer’s entire obligations under this Agreement remain unliquidated and undischarged ten (10) days prior to such expiration date, the Company may obtain a cash deposit equal to such obligations, without diminution because of the insolvency of the Company or Reinsurer, and deposit such amount in the name of the Reinsurer in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes as specified in Section 11.8 of this Agreement. If the Letter of Credit is drawn down, the provisions of section 11.8 shall apply to the amount so drawn and the Company shall immediately return to Reinsurer any amounts drawn down on the Letter of Credit that are subsequently determined not to be due.

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11.12       If Letters of Credit are substituted in whole or in part for the Trust Account, as permitted by Section 11.11 of this Agreement, there shall be an adjustment after receipt of each quarterly report to ensure that the collective security provided by the Trust Account and any such Letters of Credit is equal to (but not greater or less man) the Required Amount.  If such collective security is determined to be less than the Required Amount, the Reinsurer, shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the Letter of Credit or additional Letters of Credit, increasing the amount of credit by the amount of such deficiency.  If such collective security is determined to be more than the Required Amount, the Company shall, within thirty (30) days after receipt of a written request from the Reinsurer, release such excess credit by consenting to an amendment to the Letter or Letters of Credit, reducing the amount of credit available by the amount of such excess credit.

11.13       The issuing bank will have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

Article XII - Insolvency

12.1         In the event of insolvency of the Company, payments under this Intercompany Facultative Reinsurance shall be made by the Reinsurer immediately upon demand to the conservator, liquidator, receiver or statutory successor of the Company, or to such other person as shall be legally responsible or entitled to receive such payments, on the basis of the liability of the Company under any Policy ceded hereunder, without diminution because of the insolvency of the Company or because such conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any claims. The foregoing sentence shall not apply to any Intercompany Facultative Reinsurance the Facultative Certificate for which specifies another payee in the event of the insolvency of the Company. In the event of the Company’s insolvency, the conservator, liquidator, receiver, or statutory successor of the Company shall give the Reinsurer written notice of the pendency of any claim against the Company involving a Policy ceded hereunder within a reasonable time after such claim is filed in the insolvency proceeding, and during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where the claim is to be adjudicated any defense or defenses which it may deem available to the Company or its conservator, liquidator, receiver or Statutory successor. Subject to court approval, the expense thus incurred by the Reinsurer shall be chargeable against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

Article XIII - Arbitration

13.1         Any dispute or difference arising with reference to the applicable interpretation or effect of this Agreement or any Intercompany Facultative Reinsurance, or any part thereof, shall be referred to a Board of Arbitration (the “Board”) of two (2) arbitrators and an umpire.

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13.2         The members of the Board shall be active or retired disinterested officers of insurance or reinsurance companies. One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration. The other party shall respond, within thirty (30) days, advising of its arbitrator. The umpire shall thereafter be chosen by the two (2) arbitrators.

13.3         In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be deemed to have waived its right to designate an arbitrator and shall not be aggrieved thereby.  The two (2) arbitrators shall then have thirty (30) days within which to choose an umpire. If they are unable to do so, the umpire shall be chosen by the manager of the American Arbitration Association who shall be a person meeting the qualifications set forth above. Each party shall submit its case to the Board within one (1) month from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Board.

13.4         The sittings of the Board shall take place in New York, New York, unless otherwise agreed in writing by the parties.  The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business.  The Board is released from all judicial formalities and may abstain from the strict rules of law. The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board’s hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction.  Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

13.5         Each party shall bear the fees and expenses of the arbitrator selected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the Board.

13.6         The arbitration section of this Agreement shall survive termination of this Agreement and be deemed to be an obligation of the parties which is independent of, and without regard to, the validity of this Agreement.

Article XIV - Severability

14.1         In the event any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Agreement.

Article XV – Offset

15.1         The Company and the Reinsurer may offset any balance(s) or other amount(s) due from one party to the other under this Agreement or any other reinsurance agreement heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company, provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of Section 7427 of the Insurance Law of the State of New York.

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Article XVI – Miscellaneous

16.1         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any right hereunder may be assigned by any party without the prior written consent of the other party affected thereby.

16.2         This Agreement has been made pursuant to, and shall be governed by and construed in accordance with, the laws of the State of New York without regard to conflicts of laws doctrine.

16.3         This Agreement (and any written amendments to it) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof.

16.4         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one and the same instrument and agreement.

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IN WITNESS WHEREOF, this Agreement is hereby executed by duly authorized officers of the parties hereto as of the date first above written.

WESTCHESTER FIRE INSURANCE COMPANY

By:	/s/ Robert E. Omahne
	Name:	Robert E. Omahne
	Title:	Atty in Fact

ACE CAPITAL RE OVERSEAS LTD.

By:	/s/ Rebecca L. Carne
	Name:	Rebecca L. Carne
	Title:	Director

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EXHIBIT A

FACULTATIVE CERTIFICATE

EVIDENCING AN

INTERCOMPANY FACULTATIVE REINSURANCE

PURSUANT TO

REINSURANCE AGREEMENT EFFECTIVE JANUARY 1, 2001

BETWEEN

WESTCHESTER FIRE INSURANCE COMPANY

AND

ACE CAPITAL RE OVERSEAS LTD.

Facultative Certificate Number:

Original Insured:

Covered Policy:

Effective Date of Reinsurance (if different from Covered Policy):

Expiration Date of Reinsurance (if different from Covered Policy)

Reinsurance Premium:

Ceding Commission:

Form of Reinsurance (QS or EOL):

Reinsurer’s Quota Share Percentage (if applicable):

Reinsurer’s Attachment Point (if applicable):

Reinsurer’s Limit of Liability (if applicable):

Location of Risk (if different from Covered Policy):

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Deviations from coverage provided under Covered Policy:

Reports and Loss Payments:

Other Terms:

The cession evidenced by this Facultative Certificate shall be subject to all the terms and conditions contained in the Reinsurance Agreement referenced above.

Signed at New York, New York, on behalf of Westchester Fire Insurance Company	Counter-Signed at Hamilton, Bermuda, on behalf of ACE Capital Re Overseas Ltd.

By:	By:

Authorized Representative	Authorized Representative

Date:	Date:

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FACULTATIVE CERTIFICATE

EVIDENCING AN

INTERCOMPANY FACULTATIVE REINSURANCE

PURSUANT TO

REINSURANCE AGREEMENT EFFECTIVE JANUARY 1, 2001

BETWEEN

WESTCHESTER FIRE INSURANCE COMPANY (THE “COMPANY”)

AND

ACE CAPITAL RE OVERSEAS LTD. (THE “REINSURER”)

Facultative Certificate Number:	2001-1

Original Insured:	Chase Manhattan Automotive Finance Corporation 900 Stewart Avenue Garden City, New York 11530

Covered Policy:	Residual Value Insurance Policy effective as of December 31, 2000 issued by the Company to the Original Insured, a copy of which is attached hereto as Exhibit A.

Effective Date of Reinsurance (if different from Covered Policy):

Expiration Date of Reinsurance (if different from Covered Policy)

Reinsurance Premium:	$84,000,000, payable up front. The premium is net of the Reinsurer’s share of all taxes and brokerage.

Ceding Commission:	None.

Form of Reinsurance (QS or EOL):

Quota share. For the avoidance of doubt, the Reinsurer is liable for the Reinsurer’s Quota Share Percentage of the Profit Share Amount (if any), as well as the Reinsurer’s Quota Share Percentage of Covered Losses (subject, in the case of Covered Losses, to the Reinsurer’s Limit of Liability).

Reinsurer’s Quota Share Percentage (if applicable):	75%.

Reinsurer’s Attachment Point (if applicable):	Covered Losses equal to $280 million.

Reinsurer’s Limit of Liability (if applicable):	Covered Losses equal to $165 million.

Location of Risk (if different from Covered Policy):

Deviations from coverage provided under Covered Policy:

Reports and Loss Payments:

The Company will promptly provide to the Reinsurer copies of all reports received pursuant to the terms of the Covered Policy. Covered Losses and Profit Share Amounts payable by the Reinsurer hereunder shall be paid to or at the direction of the Company no later than the date such amounts are payable by the Company to the Original Insured. The Reinsurer shall pay Allocated Loss Expenses promptly following receipt of an invoice therefor.

Other Terms:	The Company shall not amend the Covered Policy without the prior written consent of the Reinsurer.

The cession evidenced by this Facultative Certificate shall be subject to all the terms and conditions contained in the Reinsurance Agreement referenced above.

Signed at New York, New York, on behalf of Westchester Fire Insurance Company	Counter-Signed at Hamilton, Bermuda, on behalf of ACE Capital Re Overseas Ltd.

By:	By:

/s/ Robert E. Omahne	/s/ Rebecca L. Carne
Authorized Representative	Authorized Representative

Date: August 27, 2001	Date: Aug 23, 01

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Exhibit A

ace usa

WESTCHESTER FIRE INSURANCE COMPANY

1133 Avenue of the Americas

New York, New York 10036

This Policy is issued by the stock insurance company listed above (herein “Insurer”).

FREE TRADE ZONE

NOTICE: THESE POLICY FORMS AND THE APPLICABLE RATES ARE EXEMPT FROM THE FILING REQUIREMENTS OF THE NEW YORK STATE INSURANCE DEPARTMENT. HOWEVER, SUCH FORMS AND RATES MUST MEET THE MINIMUM STANDARDS OF THE NEW YORK INSURANCE LAW AND REGULATIONS.

DECLARATIONS

Policy No.	CRS D3 407305 3

Item 1.	Insured: Chase Manhattan Automotive Finance Corporation Address: 900 Stewart Avenue, Garden City, New York, 11530

Item 2.	Policy Period: From 11:59 p.m. on December 31, 2000 until the Final Payment Date. (Local time at the address shown in Item 1)

Item 3.	Limit of Liability: $220 million in the absolute aggregate excess of $280 million.

Item 4.	Policy Premium: $121,000,000

Item 5.	Endorsements to the General Conditions and Limitations Effective at Inception: N/A

Execution Copy

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed by its President and Secretary and countersigned by a duly authorized representative of the Insurer.

/s/ [ILLEGIBLE]	/s/ George D. Mulligan
President	GEORGE D. MULLIGAN, Secretary

POLICY ISSUANCE DATE: 02/05/01

/s/ Robert E. Omahne
AUTHORIZED REPRESENTATIVE
Atty in Fact

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ace usa

RESIDUAL VALUE INSURANCE POLICY

In consideration of the payment of the Premium (as defined below) and in reliance upon the statements and representations made to Westchester Fire Insurance Company (the “Insurer”) by Chase Manhattan Automotive Finance Corporation (the “Insured”) in its Submission (as defined below), and subject to the terms, conditions, exclusions and limitations contained herein or in any endorsements added hereto, all of which collectively constitute the “Policy”, the Insurer and the Insured agree as follows:

ARTICLE 1. TERM

This Policy shall be effective as of 11:59 p.m., Eastern Standard Time, on December 31, 2000 (the “Effective Date”) and shall continue in force until the Final Payment Date (as defined below) (the “Term”).

ARTICLE 2. PREMIUM AND ADDITIONAL PREMIUM

The premium payable to the Insurer hereunder (the “Premium”) is $121 million. The Premium is gross of all taxes and brokerage commissions. The Premium is payable on March 5, 2001 (the “Premium Payment Date”). In the event Covered Losses exceed $435 million, the Insured will pay to the Insurer, on a funds withheld basis, an additional premium in the amount of $30 million (the “Additional Premium”). The Additional Premium is net of all taxes and gross of all brokerage commissions.

ARTICLE 3. INSURING CLAUSE

The Insurer will pay 100% of Covered Losses in excess of the Attachment Point subject to the Limit of Liability.

ARTICLE 4. PROFIT SHARING

In the event Covered Losses are less than $405 million, the Insurer will pay the Insured a profit sharing amount equal to the lesser of (i) $125 million or (ii) $405 million less Covered Losses (the “Profit Sharing Amount”). The Profit Sharing Amount will be paid in accordance with Article 7 hereof.

ARTICLE 5. DEFINITIONS

The following terms shall have the respective meanings ascribed to them below.

Actual Maturity Date:

With respect to a Returned Vehicle, “Actual Maturity Date” means the date the Insured receives notification from its authorized agent that it has obtained possession of the vehicle on behalf of the Insured. With respect to a Purchase Option Vehicle or a Chase Financed Purchase Option Vehicle, “Actual Maturity Date” means the date the Insured receives the proceeds from the sale of the vehicle.

Amortized Value:

At any date and with respect to a vehicle that is the subject of a Covered Lease, the adjusted lease balance specified in the Insured’s LeMans system for such vehicle at such date, which amount equals the Initial Adjusted Capitalized Cost less depreciation calculated by the Insured on a monthly basis (as specified in the Insured’s LeMans system). The parties acknowledge and agree that, with respect to Extended Leases, monthly depreciation will be calculated as follows: (i) the Initial Adjusted Capitalized Cost of the Potentially Covered Lease minus the amount set forth in the Final Data Base with respect to such vehicle under the field entitled “Bor-Res-On-Lease” divided by (ii) the original term of the Potentially Covered Lease.

Attachment Point:	$280 million.

Black Book Adjustment Amount:

The greater of (i) zero or (ii) (A) the difference between (x) the sum of the Black Book Values one calendar month after the Sales Date for each Returned Vehicle for which a Black Book Value is available multiplied by 0.99 and (y) the sum of the Net Realized Values for each Returned Vehicle for which a Black Book Value is available multiplied by (B) a fraction, the numerator of which is equal to the aggregate Book Cost on all Returned Vehicles and the denominator of which is equal to the aggregate Book Cost on all Returned Vehicles for which Black Book Values are available.

Black Book Value:

With respect to a vehicle that is the subject of a Covered Lease, the “average wholesale” value established by the Black Book Official Used Car Market Guide, Monthly National Edition, for a vehicle of the same make and model as such vehicle, without adjustments for options installed by the manufacturer and/or the automobile dealer. In the event that Black Book either ceases to exist or no longer publishes a Monthly National Edition during the Term, the Insured and Insurer shall mutually agree to another recognized nationally published used car market guide.

Book Cost:	With respect to a vehicle that is the subject of a Covered Lease that has an Actual Maturity Date which occurs on or after the

Scheduled Maturity Date, “Book Cost” means Amortized Value at the Actual Maturity Date.

With respect to a vehicle that is the subject of a Covered Lease that has an Actual Maturity Date which occurs prior to the Scheduled Maturity Date, “Book Cost” means: (i) for a Returned Vehicle, the Amortized Value at the Actual Maturity Date less an amount equal to the remaining scheduled lease payments; and (ii) for a Purchase Option Vehicle or a Chase Financed Purchase Option Vehicle, the Amortized Value at the Actual Maturity Date.

Chase Financed Purchase Option Vehicle:

A vehicle that is purchased from the Insured pursuant to the purchase option provision of the related lease contract by either the lessee or a purchaser other than the lessee, where the financing for such purchase is provided by the Insured or one of its affiliates. The sale transaction may take place at a physical location, via an Internet site, and/or via phone, fax and/or mail.

Covered Lease:

Each Potentially Covered Lease that has an Actual Maturity Date occurring no earlier than 180 days prior to the Scheduled Maturity Date for such Potentially Covered Lease and no later than 29 days after the Scheduled Maturity Date for such Potentially Covered Lease (or, if such Potentially Covered Lease is an Extended Lease, no later than 24 months following the Scheduled Maturity Date for such Potentially Covered Lease).

Covered Losses:

The greater of (i) zero or (ii) (A) the sum of the Book Costs for the Covered Leases less (B) the sum of the Net Realized Values for the Covered Leases less (C) the Black Book Adjustment Amount less (D) the Sales Expense Adjustment Amount; provided, however, that clauses (C) and (D) shall only be considered in the calculation of Covered Losses performed as of the Final Payment Date.

Disposition Fee:	With respect to a Covered Lease, the disposition fee listed on the lease contract for such Covered Lease, whether or not billed or recovered.

Excess Mileage:	With respect to a Covered Lease, the billable excess mileage in accordance with the lease contract for such Covered Lease, whether or not billed or recovered.

Excess Wear and Tear:	With respect to a Covered Lease, the billable excess wear and tear in accordance with the lease contract for such Covered Lease, whether or not billed or recovered.

Extended Lease:

A Potentially Covered Lease that satisfies the following criteria: (i) the Actual Maturity Date is no less than one Month and no greater than 24 Months following the Scheduled Maturity Date and (ii) the lease payment during such period remains the same as during the original lease period.

Final Data Base:	The electronic file provided to the Insurer by the Insured on January 17, 2001 entitled “GALUIN.zip”, composed of records for 207,147 leases.

Gross Sales Price:

With respect to a Returned Vehicle, a Purchase Option Vehicle or a Chase Financed Purchase Option Vehicle, “Gross Sales Price” means the purchase price for such vehicle. For purposes of calculating the Gross Sales Price, every Returned Vehicle, Purchase Option Vehicle and Chase Financed Purchase Option Vehicle shall be sold in a commercially reasonable manner appropriate for such form of sale.

Initial Adjusted Capitalized Cost:

With respect to a vehicle that is the subject of a Covered Lease, the gross capitalized cost of such vehicle less any capitalized cost reduction payments made by or on behalf of the lessee, as specified in the Insured’s LeMans system at the inception of the Covered Lease.

Insured Losses:	The lesser of (i) Covered Losses in excess of the Attachment Point and (ii) the Limit of Liability.

Limit of Liability:	The Insurer shall not pay more than $220 million of Covered Losses.

Month:	Month shall mean a 30-day month.

Net Realized Value:

With respect to a Purchase Option Vehicle or a Chase Financed Purchase Option Vehicle, “Net Realized Value” means the Gross Sales Price for such vehicle. With respect to a Returned Vehicle, “Net Realized Value” means the Gross Sales Price for such vehicle plus Excess Mileage, Excess Wear and Tear and Disposition Fee minus Sales Expenses. With respect to a vehicle that has a Sales Date that is more than 90 days after the Actual Maturity Date, “Net Realized Value” means the Black Book Value two Months after the Actual Maturity Date.

Potentially Covered Lease:

Each lease transaction included in the Final Data Base that (i) is in force at the Effective Date, (ii) has a Scheduled Maturity Date occurring on or after January 1, 2001 and (iii) at the Effective Date is not insured under any other insurance program. Potentially Covered Lease shall include the replacement of a vehicle that is the subject of a lease that is included in the Final Data Base, provided that such vehicle is replaced by a vehicle of the same make of greater or equal value and the terms of the existing lease as listed on the Final Data Base remains in force (a “Collateral Substitution”). The Insured shall report any Collateral Substitution to the Insurer within 30 days following the end of the calendar month of such occurrence via a method and in a format that is mutually agreed to by the Insurer and the Insured. Potentially Covered Lease shall also include the flat cancellation of a lease contract that is the subject of a lease transaction included in the Final Data Base and the substitution of another lease contract on the same vehicle that is the subject of such lease transaction provided that the Residual Value set forth in the new lease contract is the same as the Residual Value set forth on the Final Data Base for such vehicle (a “Flat Cancelled Lease”). The Insured shall report any Flat Cancelled Lease to the Insurer within 30 days following the end of the calendar month of such occurrence via a method and in a format that is mutually agreed to by the Insurer and the Insured.

Purchase Option Vehicle:

A vehicle that is purchased from the Insured pursuant to the purchase option provision of the related lease contract by either the lessee, a purchaser other than the lessee or an automobile dealer. The sale transaction may take place at a physical location, via an Internet site and/or via phone, fax and/or mail.

Residual Value:	With respect to a vehicle that is the subject of a Covered Lease, the amount set forth in the Final Data Base with respect to such vehicle under the field entitled “Bor-Res-On-Lease”.

Returned Vehicle:

A vehicle that is returned to the Insured by the lessee pursuant to the lessee’s exercise of the return option under the lease contract. The Insured may subsequently sell such vehicle at an auction that has bidding or fixed priced sales, or may sell such vehicle to a purchaser other than the lessee, dealer, or employee of the Insured. The sale may take place at a physical location, via an Internet site and/or via phone, mail and/or fax.

Sales Date:	The date the Insured reports the sale of a vehicle that is the subject of a Covered Lease on the Insured’s LeMans system.

Sales Expense Adjustment Amount:	An amount equal to the greater of (i) zero or (ii) “A” minus “B” minus “C”, where

“A” equals the sum of the Sales Expenses for all Returned Vehicles
“B” equals the sum of all Disposition Fees for all Returned Vehicles, and
“C” equals $330 multiplied by the total number of all Returned Vehicles.

Sales Expenses:

Auction and other third party expenses actually incurred by or on behalf of the Insured that are (i) directly related to the sale of a Returned Vehicle and (ii) either (A) reasonably classifiable as one of the following categories of expenses: reconditioning expenses, transportation expenses, auction expenses and appraisal fees or (B) expenses directly related to the sale of a Returned Vehicle via the Internet.

Scheduled Maturity Date:

With respect to a Potentially Covered Lease, the date specified with respect to such Potentially Covered Lease in the Final Data Base under the fields entitled “BOR-LSE-MAT-CCYY, BOR-LSE-MAT-MM, BOR-LSE-MAT-DD”.

Submission:

The following electronic files provided by the Insured to the Insurer either directly or through Leadenhall Insurance Brokers: “GALUIN”; “ChaseEWT”; “chasefees2”; “ScheduledMaturityEF”; and “ScheduledMaturity 1231”.

ARTICLE 6. ACCOUNTS AND REPORTS

Within 30 calendar days following the end of each calendar month during the Term, the Insured will provide the Insurer with an electronic report containing the information set forth in Exhibit A attached hereto (the “Monthly Loss Account”).

Within 30 days following the end of each calendar quarter during the Term, the Insured will provide the Insurer with an electronic report containing the information set forth in Exhibit B attached hereto.

The Insurer acknowledges that the Insured will not be able to comply with the reporting requirements set forth in this Article 6 or the reporting requirements with respect to any Flat Cancelled Leases or Collateral Substitutions for a period of time after the Effective Date, and that such failure to comply shall not be deemed a breach of the Insured’s obligations under this Policy. The Insured will use commercially reasonable efforts to develop the reports required by this Article 6 within 120 days after the Premium Payment Date. Upon the Insured’s successful development of the reports necessary to comply with this Article 6, the Insured will provide such reports to the Insurer retroactive to January 1, 2001 as well as information with respect to any Flat Cancelled Leases and Collateral Substitutions that have occurred since January 1, 2001.

ARTICLE 7.  SETTLEMENTS

Any payment in respect of the Profit Sharing Amount shall be due on the later to occur of (i) the date that is 60 days following the last Scheduled. Maturity Date to occur and (ii) the date that is five years and 60 days following the Premium Payment Date (such later date to occur is referred to as the “Profit Sharing Payment Date”).

Insured Losses shall be paid on a funds withheld basis with final settlement to be made on the latest to occur of (i) the date that is 60 days following the last Scheduled Maturity Date to occur, (ii) the date that is 60 days following the last revised scheduled maturity date to occur with respect to an Extended Lease and (iii) the date that is five years and 60 days following the Premium Payment Date (such latest date to occur is referred to as the “Final Payment Date”). Notwithstanding the preceding sentence, in the event Insured Losses exceed $155 million, the Insurer will make provisional payments to the Insured in respect of Insured Losses in excess of $155 million on a quarterly basis within 10 days following receipt of the Monthly Loss Account for the last month of each calendar quarter; provided, however, that the Insurer shall offset Insured Losses in excess of $155 million but less than $185 million against the Additional Premium on a dollar for dollar basis, and the amounts so offset (collectively, the “Offset Amount”) shall not be considered provisional payments hereunder. On the Final Payment Date, the Insurer shall calculate Insured Losses. In the event the aggregate provisional payments actually paid to the Insured by the Insurer in respect of Insured Losses are in excess of the Insured Losses less the Offset Amount (if any), the Insured shall refund to the Insurer on the Final Payment Date an amount equal to such excess. In the event the Insured Losses less the Offset Amount (if any) are in excess of the aggregate provisional payments actually paid to the Insured by the Insurer in respect of Insured Losses, the Insurer shall pay to the Insured on the Final Payment Date an amount equal to such excess. In addition and notwithstanding anything to the contrary contained in Article 2 hereof, in the event Insured Losses are greater than $155 million but less than $185 million, the Insured shall be entitled to retain the portion of the Additional Premium not offset by Insured Losses.

Notwithstanding anything to the contrary contained herein, in the event a Profit Sharing Amount is paid and the Profit Sharing Payment Date precedes the Final Payment Date, the Insurer shall be entitled to reduce Insured Losses payable on the Final Payment Date (if any) by an amount equal to the lesser of the Profit Sharing Amount paid to the Insured and the amount of Insured Losses reported subsequent to the Profit Sharing Payment Date. Notwithstanding anything to the contrary contained herein, in the event the Profit Sharing Payment Date precedes the Final Payment Date and Covered Losses at the Final Payment Date are less than Covered Losses at the Profit Sharing Payment Date, on the Final Payment Date the Insurer will recalculate the Profit Sharing Amount based on Covered Losses at the Final Payment Date and, if the Profit Sharing Amount as so recalculated exceeds the Profit Sharing Amount paid on the Profit Sharing Payment Date, the Insurer will pay to the Insured on the Final Payment Date an amount equal to such excess.

ARTICLE 8.  ACCESS TO RECORDS

The Insurer and its authorized representatives shall have access to the books and records of the Insured (including, without limitation, all electronic data) upon prior reasonable notice and during normal business hours for the sole purpose of obtaining information concerning this Policy or its subject matter and the right to make copies thereof (at its own expense), subject to applicable laws, rules and regulations, including, without limitation, applicable federal or state privacy laws. For the avoidance of doubt, the Insurer’s reinsurers and retrocessionaires with respect to this Policy (if any) shall be considered authorized representatives of the Insurer when accompanying the Insurer on visits to the Insured for the purposes stated above in this Article.

ARTICLE 9.  REPRESENTATIONS AND COVENANTS OF THE INSURED

The Submission was accurate in all material respects as of the date of delivery.

In consideration of the coverage provided to it under this Policy, the Insured covenants to the Insurer as follows:

During the Term, the Insured shall not sell, transfer or assign all or substantially all of the Potentially Covered Leases to other than its affiliates without the written consent of the Insurer, which consent shall not be unreasonably withheld. For the avoidance of doubt, this covenant relates to sale, transfer and assignment of leases, not to sale, transfer or assignment of vehicles. For the further avoidance of doubt, this covenant does not apply to dealer lease and/or vehicle repurchases in connection with breaches under Chase dealer agreements. The Insured will provide prompt written notice to the Insurer of any sale, transfer or assignment of all or substantially all the Potentially Covered Leases to any affiliate.

During the Term, the interest rate charged on Chase Financed Purchase Option Vehicles will be based on the same return on equity and profitability models that Chase establishes for its used vehicle loans made directly to consumers.

During the Term, the Insured shall maintain a dealer asset remarketing effort and a consumer asset remarketing effort with respect to Purchase Option Vehicles and Chase Financed Purchase Option Vehicles, and the Insured’s remarketing practices with respect to such efforts shall conform to or exceed standard industry practices, subject, however, to the Insured’s compliance with the terms and conditions of this Policy.

The Insured shall not change its current methodology or practices with respect to its LeMans system as it relates to the determination of Initial Adjusted Capitalized Cost, Amortized Value, Book Cost or depreciation.

ARTICLE 10.  COVENANTS OF THE INSURER

The Insurer shall issue an endorsement to this Policy (the “Liability Endorsement”) increasing the Limit of Liability by $200 million (the “Additional Limit”) (resulting in a revised Limit of Liability of $420 million) in the event Leadenhall Insurance Brokers (i)

place reinsurance coverage that is reasonably acceptable to the Insurer on the entire Additional Limit by April 30, 2001 with reinsurers rated at least A IX by AM Best and (ii) procure reinsurance cut-through endorsements in the form of Annex I hereto from such reinsurers for the entire Additional Limit (in the aggregate). In the event the Liability Endorsement is not issued by April 30, 2001 or such later date as the Insured and the Insurer shall agree to in writing, the Insurer promptly shall refund $6 million of Premium to the Insured with interest from the Premium Payment Date to the date of refund at an annual rate equal to 5.5%.

ARTICLE 11. GENERAL PROVISIONS

1.             Offset.  The Insured and the Insurer have the right to offset any balance(s) due from one to the other hereunder.

2.             Governing Law.  This Policy shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its conflict of law principles.

3.             Assignment.  This Policy shall be binding upon and inure to the benefit of the Insurer and the Insured and their respective successors and assigns. This Policy may not be assigned by either party (other than by the Insured to an affiliate of the Insured or by the Insurer to an affiliate of the Insurer that has an AM Best rating of at least A IX at the time of assignment) without the prior written consent of the other party; provided, if the AM Best rating of the Insurer falls below A IX during the Term, the Insurer shall use best efforts to promptly substitute for the Insurer another company within the ACE Group of Companies whose AM Best rating is equal to or better than A IX (for the avoidance of doubt, such substitution will be in respect of the Insurer’s gross exposure under this Policy, including, without limitation, exposure in respect of the Profit Sharing Amount); provided, further if such assignment is impractical to effect because of tax, regulatory or accounting issues, the Insurer will reinsure its gross exposure under this Policy (including, without limitation, exposure in respect of the Profit Sharing Amount) to a member of the ACE Group of Companies that has an AM Best rating equal to or better than A IX or a Standard & Poor’s rating in the AA category or better and procure a reinsurance cut-through endorsement in the form of Annex I hereto from such reinsurer in favor of the Insured. In the event a substitution of insurers is made in accordance with the second sentence of this Section 3 and during the Term the AM Best rating of the company substituted for the Insurer falls below A IX, the substituted company shall be obligated to comply with the second sentence of this Section 3. In the event reinsurance and a reinsurance cut-through endorsement is effected in accordance with the second sentence of this Section 3 and the AM Best rating or Standard & Poor’s rating of the company providing the reinsurance and the reinsurance endorsement falls below A IX or the AA category, respectively, the Insurer shall be obligated to comply once again with the second sentence of this Section 3.  The Insurer recognizes that the Insurer’s compliance with this Section 3 is of a special, unique and extraordinary character, which gives it peculiar value, the loss of which may not be reasonably or adequately compensated in damages in any action at law, and that a breach by the Insurer of the provisions of this Section 3 may cause the Insured irreparable injury and damage. The Insurer agrees that the Insured shall be entitled to the remedies of specific performance and other equitable relief to prevent a breach of this Section 3 by the Insurer without the necessity of proving damages and that the Insured shall not be required to post bond or any other form of guarantee as a condition of such relief. This previous sentence shall not, however, be construed as a waiver of any rights which the Insured may have for damages or otherwise, nor shall it limit in any way any other remedies which may result from the breach of this Policy.

4.             Amendment.  No amendment or modification of this Policy shall be effective except when made by a written endorsement to this Policy that is agreed to in writing by the Insured and signed by an authorized representative of the Insurer.

5.             Headings.  The headings used in this Policy are intended and inserted solely for convenience of reference and shall not effect the meaning, interpretation, construction or effect of this Policy.

6.             Entire Agreement.  This Policy constitutes the entire agreement between the parties with respect to the contents of this Policy, and supersedes all prior agreements, understandings and negotiations, oral and written, with respect hereto.

7.             Waiver.  No waiver of this Policy shall be effective unless in writing and signed by a duly authorized officer of the party granting the waiver. The failure of a party to enforce any provision of this Policy shall not constitute a waiver by such party of such provision. The past waiver of a provision by a party shall not constitute a course of conduct or waiver in the future of that same provision.

8.             Taxes and Brokerage.  Except as provided in the following sentence, any taxes and brokerage payable with respect to this Policy shall be borne by the Insurer and shall be paid directly by the Insurer to the applicable taxing authorities. Any taxes payable with respect to the Additional Premium shall be payable by the Insured to the Insurer, and the Insurer shall pay such taxes to the applicable taxing authorities.

9.             Cancellation.  This Policy may be canceled by the Insurer for non-payment of the Premium, but shall not be cancelable for any other reason by either party.

10.           Loss Payee.  The following entity is named as loss payee under this Policy: Chase Vehicle Exchange, Inc., P.O. Box 5230, New Hyde Park, New York, 11742.

11.           No Reliance.  The Insured has reviewed the terms, conditions and significance of this Policy with its legal counsel, tax counsel and accountants and is accepting this Policy with full knowledge of its terms, conditions and significance. In accepting this Policy, the Insured is not relying upon any representation or warranty by the Insurer regarding the legal, tax or accounting implications for the Insured in purchasing the insurance provided by this Policy. It is understood and agreed that this Policy is a manuscript policy that has been negotiated at arm’s length and on equal footing as between the Insured and Insurer, and that both parties fully understood and agreed to all the terms and conditions contained in this Policy.

12.           Consent to Jurisdiction; Service of Suit.  It is agreed that, in the event of failure of the Insurer to pay any amount claimed to be due hereunder, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the United States.  Nothing in this condition constitutes or should be understood to constitute a waiver of the Insurer’s right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Counsel, Legal Department, Westchester Fire Insurance Company, or his or her representative, and that in any suit instituted against the Insurer upon this Policy, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal.

13.           Waiver of Jury Trial.  THE INSURED AND THE INSURER EACH IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS POLICY AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE ISSUANCE AND ACCEPTANCE OF THIS POLICY.

14.           Currency.  Whenever the word “Dollars” or the “$” sign appear in this Policy, they shall be construed to mean United States Dollars, and all payments made hereunder shall be made in United States Dollars.

15.           Notices.  All notices under any provision of this Policy shall be in writing and given by a nationally recognized overnight courier service or certified mail properly addressed to the appropriate party.  Notices shall be sent to the Insurer and the Insured at the addresses listed in the Declarations (attention: General Counsel, in the case of notices sent to the Insurer, and attention; Jeffrey Levine, in the case of notices sent to the Insured). Notices sent by courier shall be deemed received and effective one day after such notice is sent. Notices sent by certified mail shall be deemed received and effective three days after such notice is sent.

Exhibit A

Monthly Loss Account

Number of Vehicles in each Status Type at month end

Covered Losses from Effective Date to month end

Aggregate Residual Value by Status Type and in total

The above information will be summarized by Scheduled Maturity Dates falling within a calendar month and Status Type (i.e., Active, Not Covered, Returned Vehicle, Purchase Option Vehicle, Chase Financed Purchase Option Vehicle).

Exhibit B

An electronic file that includes the following record data for each Potentially Covered Lease:

1.       Vehicle Make

2.       Vehicle Model

3.       Vehicle Year

4.       Number of Months that Lease was Extended, if any

5.       Lease Start Date

6.       Scheduled Maturity Date

7.       Actual Maturity Date

8.       Lease Term

9.       Sales Date

10.     Residual Value disclosed on the Final Date Base

11.     Amortized Value

12.     Monthly Lease Payment

13.     Money Factor

14.     Status (Active, Not Covered, Returned Vehicle, Purchase Option Vehicle, Chase Financed Purchase Option Vehicle)

15.     Gross Sales Price

16.     For Returned Vehicles only, total Sales Expenses

17.     For Returned Vehicles only, 99% of Black Book Value using Sales Date plus One Month

18.     For Returned Vehicles only, Allowable Mileage

19.     For Returned Vehicles only, the lease contract charge per excess mile

20.     For Returned Vehicles only, mileage at the return date

21.     For Returned Vehicles only, the billable Excess Mileage charge

22.     For Returned Vehicles only, the billable Excess Wear and Tear charge

23.     Net Realized Value

24.     Covered Loss

25.     Adjusted MSRP as listed in the Insured’s LeMans system

26.     ALG projected estimate, if available

Annex I

CUT-THROUGH ENDORSEMENT

This Cut-Through Endorsement is an endorsement to and forms a part of the reinsurance agreement (the “Reinsurance Agreement”) dated as of [    ] entered into by and between Westchester Fire Insurance Company (the “Company”) and [insert name of reinsurer] (the “Reinsurer”) pursuant to which the Reinsurer has reinsured the Company with respect to the Company’s liability under a Residual Value Insurance Policy issued by the Company to Chase Manhattan Automotive Finance Corporation (the “Insured”) with an effective date of December 31, 2000 (the “Policy”).

For value received, the Reinsurer hereby agrees that, in the event of the occurrence of the insolvency, receivership, liquidation or reorganization of the Company and the failure of the Company to pay any amounts payable to the Insured under the Policy within the time provided in the Policy, (i) the Reinsurer will immediately become liable to the Insured for the portion of such amount that is covered under the Reinsurance Agreement (the “Covered Amount”), (ii) the Reinsurer will have the right and the obligation to make direct payment of the Covered Amount to the Insured within three business days of receipt by the Reinsurer of a notice in the form attached hereto as Exhibit A and (iii) the Insured will have a direct right of action against the Reinsurer for the payment of the Covered Amount, in each case without diminution because of the occurrence of any proceeding or circumstance involving the Company, including the occurrence of the insolvency, receivership, liquidation or reorganization of the Company, and notwithstanding any payment by the Reinsurer to the Company or the rejection, disaffirmation, reformation or other action terminating or modifying the Policy or the Reinsurance Agreement by any liquidator, rehabilitator, conservator or receiver of the Company or other officer with similar powers with respect to the Company or by operation of law. The direct payment of any Covered Amount by the Reinsurer to the Insured pursuant to this Endorsement will extinguish any obligation on the part of the Reinsurer under the Reinsurance Agreement or otherwise to make any other payment in respect of such Covered Amount.

This Endorsement does not cover amounts the Insurer disputes in good faith are owed under the Policy until such time as such dispute has been fully and finally resolved.

The undersigned covenant that, while the Policy is in force, without the prior written consent of the Insured, the Reinsurance Agreement shall not be (i) assigned, (ii) terminated or (iii) altered or modified in any manner adverse to the interests of the Insured. The undersigned further covenant that this Endorsement shall not be altered, modified or terminated while the Policy is in force without the prior written consent of the Insured.

Promptly following the execution of this Endorsement, the Company shall deliver to the Insured a copy of the executed Endorsement. The Insured shall be a third party beneficiary of the Reinsurance Agreement for purposes of enforcing this Endorsement.

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the Reinsurance Agreement other than as above stated. In the event of any conflict between the provisions of this Endorsement and the Reinsurance Agreement, the provisions of this Endorsement shall govern.

IN WITNESS WHEREOF, the Company and the Reinsurer have each caused this Endorsement to be signed by duly authorized officers as of the date first above written.

WESTCHESTER FIRE INSURANCE COMPANY

By:
Name:
Title:

[REINSURER]

By:
Name:
Title:

EXHIBIT A

NOTICE OF CLAIM

[insert date]

[insert name and address of Reinsurer]

Re: Cut-Through Endorsement to the Reinsurance Agreement between Westchester Fire Insurance Company (the “Company”) and [insert name of reinsurer] (the “Reinsurer”) dated as of [insert date] in respect of the Residual Value Insurance Policy issued by the Company to Chase Manhattan Automotive Finance Corporation (the “Insured”) with an effective date of December 31, 2000 (the “Policy”).

The undersigned, a duly authorized officer of the Insured, hereby certifies to the Reinsurer, with reference to the Policy, that:

1.       The Insured has submitted a claim to the Company in accordance with the terms and provisions of the Policy.

2.       The Insurer is obligated to and has failed to pay all or a portion of such claim within the time and in accordance with the provisions of the Policy by reason of the occurrence of the insolvency, receivership, liquidation or reorganization of the Company.

3.       The amount of such claim remaining unpaid as of the date of this notice is $              (the “Covered Amount”);

4.       Attached hereto is a copy of the claim notice to sent to the Company and the report or other document on the basis of which the Insured has made the calculation necessary to determine the claim amount under the Policy.

5.       The Covered Amount is not the subject of dispute between the Company and the Insured.

6.       The Insured hereby assigns to the Reinsurer its right to receive from the Company an amount equal to the Covered Amount, and the Reinsurer shall be subrogated to the rights of the Insured under the Policy in relation to such amount. The Insured shall execute all powers of attorney, consents and other instruments necessary to effectuate such assignment.

7.       Payment of the Covered Amount should be made by wire transfer directed to:

If you fail to make full payment of amounts due and payable and claimed hereby, the above instrument of assignment shall be without effect and shall be cancelled and returned, on the date such payment is due, by you to the Insured.

IN WITNESS WHEREOF, the Insured has executed and delivered this Notice of Claim to the Reinsurer as of the         day of                          ,            .

CHASE MANHATTAN AUTOMOTIVE FINANCE CORPORATION

By:
Name:
Title: